Exhibit 10.13

POINT Biopharma USA Inc.

4850 West 78th Street

Indianapolis, Indiana 46268

United States of America

POINT Biopharma USA Inc. Employment Agreement

POINT Biopharma USA Inc. Employment Agreement

to be effective as of and from the

Effective Date (as defined below)

PRIVATE AND CONFIDENTIAL

Jessica Jensen

19 Mirror Lake Drive

Mirror Lake, NH 03853

Dear Jessica:

Re:	Terms of Employment of Jessica Jensen (“you” or the “Employee”) with POINT Biopharma USA Inc. (the “Company”)

This Agreement (as defined below) sets out the terms and conditions of your employment by the Company and will constitute your employment agreement.

For and in consideration of the promises herein and other valuable consideration, the parties agree as follows:

Article 1 Interpretation

1.1       Definitions

For the purposes of this Agreement:

1.1.1	“$” means US dollars.

1.1.2	“Affiliate” means with respect to a Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or shares the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person.

1.1.3	“Agreement” means this employment agreement and the exhibits hereto.

1.1.4	“Base Salary” shall have the meaning set out in Section 3.2 (Base Salary).

1.1.5	“Business” means the business of the Company described in Exhibit 1.1.5.

1.1.6	“Business Information” means all business information, including information regarding:

.1	commercial strategies, business plans, business methods, corporate plans, management systems, finances, new business opportunities, marketing or sales of any past, present or future product or service, including, without limitation, sales targets and statistics, market share and pricing statistics marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material;

.2	financial information, compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments or other confidential information; and

.3	the name, address, telephone number, contact name and identity of each of the Key Contacts, the nature of their business operation, and all confidential aspects of the business relationship or potential business relationship or potential business relationship with the Company or any Affiliate of the Company.

1.1.7	“Cause” shall have the meaning set out in Section 6.6 (Termination by Company for Cause).

1.1.8	“Executive Vice President, Clinical Development” shall have the meaning set out in Section 2.1 (Position and Duties).

1.1.9	“Change in Control” shall have the meaning given in the 2020 Equity Incentive plan of point Biopharma Inc. or any successor plan, as amended from time to time (the “Equity Incentive Plan”).

1.1.10	“Confidential Information” means all non-public information, knowledge, or data pertaining to the business, affairs and technology of the Company or any Affiliate of the Company, including:

.1	Technical Information and Business Information;

.2	Work Product; and

.3	information secured by the Company from Persons subject to an obligation of confidentiality;

and, in all cases, all copies and tangible and intangible embodiments thereof, in whatever form or medium, all whether furnished or prepared before or after the Effective Date.

1.1.11	“Control” or “Controls” means, for purposes of the definition of “Affiliates” above only, the power, directly or indirectly, either to (a) vote 50% or more of the equity or other interests of a Person having voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

1.1.12	“Effective Date” shall have the meaning set out in Section 2.4.

1.1.13	“Financing” means capital secured for, and accepted by, the Company including without limitation through any purchase, transfer or other disposition of any debt, equity or other securities of the Company.

1.1.14	“Inventions” means any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, techniques, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like now-how trade secrets or utility models copyrights and others forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

1.1.15	“Key Contacts” means the actual and potential: licensors, licensees, sublicensees, collaborators, partners, investors, shareholders, acquirers lenders or merger candidates, suppliers and customers of the Company or any Affiliate of the Company.

1.1.16	“Notice Period” shall have the meaning set out in Section 6.1 (Termination by Employee)

1.1.17	“Objectives” shall have the meaning set out in Section 3.3 (Annual Bonus)

1.1.18	“Option Agreement” shall have the meaning set out in Section 3.4 (Stock Options).

1.1.19	“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, association, limited liability company, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

1.1.20	“Technical Information” means all technical information of the Company or any Affiliate of the Company, including information regarding knowledge or data of an intellectual, technical, scientific or industrial nature, including compositions of matter, techniques, specifications, standards, technical data, uses of matter, practices, methods, computer data, scientific strategies and concepts, clinical and regulatory strategies and concepts, test data, research data, analytical and quality control data, formulation data, manufacturing data, development information, filings for the protection of intellectual property protection, drawings, specifications, designs, plans, proposals, reports, formulas, compilations, research data and manuals.

1.1.21	“Term of Employment” means the period from the Effective Date until the date on which your employment with the Company ceases in accordance with Article 6.

1.1.22	“Termination Date” shall have the meaning set out in Section 6.7.

1.1.23	“Work Product” means any and all works of authorship, including

.1	all Inventions and possible Inventions relating to the Company’s Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company; and

.2	all Technical Information and Business Information resulting from any work performed by you for the Company; and includes all analyses, compilations, studies, reports or other documents prepared by you based upon or including any such information, data or knowledge of the Company or any Affiliate of the Company.

Article 2 Position, Duties and Service

2.1       Position and Duties

You will be employed by and will serve the Company, having the duties and functions customarily performed by, and having all responsibilities customary to, Executive Vice President, Clinical Development, including those described in Exhibit 2.1.

You will report directly to the Chief Executive Officer. The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the Board, or by a committee or person expressly designated for such purposes by the Board.

In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding between the Employee and the Company with respect to this Agreement, arising in the course and scope of Employee’s employment with the Company, then by reason of the fact that Employee is or was a director or officer of the Company or its Affiliate, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees); provided that Employee shall not be indemnified and held harmless by the Company for any willful misconduct or intentional violation of law committed by Employee. Costs and expenses incurred by Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) documentation to the satisfaction of the Company evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an executed written agreement in a form provided by the Company under which Employee shall be required to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement. Employee shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance in effect from time to time providing coverage to Employee on terms that are no less favorable than the coverage provided to other similarly situated employees of the Company or any successor.

2.2       Changes to Duties

Your duties and functions pertain to the Company or any Affiliate of the Company and may be varied or added to from time to time by the Board in its discretion.

2.3       Service to the Company

During the Term of Employment, you will;

2.3.1	well and faithfully serve the Company, at all times act in the best interests of the Company, and, to the extent necessary to discharge the responsibilities assigned to you hereunder, you will use your best efforts to perform faithfully and efficiently such responsibilities;

2.3.2	apply your skill and experience to the performance of your duties in such employment;

2.3.3	comply with all policies and procedures from time to time formulated by the Company;

2.3.4	devote your full business time, attention and energies to the business and affairs of the Company; and

2.3.5	not, without the prior approval of the Company, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company, firm or person other than the Company, except as disclosed in Exhibit 2.3.5 or as a volunteer for a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of your duties under this Agreement; and further provided that you may not engage in the outside activities listed in Exhibit 2.3.5 for a period lasting longer than one (1) year from the Effective Date of this Agreement.

2.4       Term

The terms and conditions of this Agreement shall have effect as and from August 17, 2020 (the “Effective Date”) and throughout the Term of Employment.

Article 3 Compensation Generally

3.1       No Other Compensation or Benefits

You will be compensated as set out in this Article. Unless otherwise agreed by the parties in writing, you expressly acknowledge and agree that you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement, the Option Agreement and as expressly required by applicable employment standards legislation.

3.2       Base Salary

During the Term of Employment, the Company will pay you an annual base salary (the “Base Salary”) at the rate of $325,000 per annum, payable on a bi-weekly basis (26 pay periods), subject to applicable withholdings and deductions. The Base Salary will be reviewed on an annual basis, or as otherwise determined by the Company. Any merit increases are subject to discretion of the Board. As a managerial employee of the Company, you are not entitled to overtime pay.

3.3       Annual Bonus

During the Term of Employment, you will be eligible for a target cash bonus of up to 25% of your then-current Base Salary (the “Annual Bonus”) if the Board (or the Company’s Compensation Committee), in its sole discretion, determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established on an annual basis by the Board (or the Company’s Compensation Committee). Payment of the Annual Bonus (less all applicable statutory deductions and withholdings by the Company) will be made to you once approved by the Board (or Company’s Compensation Committee), and within 30 days after the Board has approved the corporate yearend financial statements (“Bonus Approval Date”), provided that, except as otherwise set out in this Agreement, as of the Bonus Approval Date, you are employed with the Company. For the avoidance of doubt, an Annual Bonus is considered earned and payable as of the Bonus Approval Date provided that you are employed as of such date. The target cash bonus percentage will be reviewed by the Board (or the Company’s Compensation Committee) on at least an annual basis, for upward adjustment, based on your and the Company’s performance, or on terms as otherwise agreed between you and the Company.

3.4       Signing Incentives

A signing bonus of $60,000 will be paid on the last pay cycle of December 2020, provided that you remain employed by the Company on the date of payment, and will be subject to applicable withholdings and deductions.

Subject to the approval of Board of Point BioPharma Inc. (the “Parent”), you will be granted a nonqualified option to purchase 35,000 shares of the Common Stock of Parent (the “Option”), subject to the terms and conditions applicable to options granted under the Equity Incentive Plan and the stock option agreement (together with the Equity Incentive Plan, the “Option Agreement”). The exercise price per share of the Option will be equal to the fair market value per share of the Parent’s Common Stock on the date the Option is granted, as determined by the Parent Board. You will vest in 100% of the Option shares after one month of continuous service, as described in the Option Agreement.

Subject to achievement of the Objectives, as determined by the Board (or the Company’s Compensation Committee), you will be eligible to receive your Annual Bonus for the 2020 fiscal year, which, if earned, shall be calculated as if you were employed by the Company as of January 1, 2020.

For the 2020 calendar year only, and subject to achievement of the Objectives, as determined by the Board (or the Company’s Compensation Committee), you may be entitled to receive additional grants of stock options for a number of shares of Common Stock of Parent up to a 2020 Base Salary by 25% (i.e. $325,000 X 25% =81,250 shares), which shall be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement. Your entitlement to such a grant shall be determined as if you were employed by the Company as of January 1, 2020.

3.5       Stock Options

From time to time, at the sole discretion of the Parent Board, you may be entitled to receive additional grants of stock options for a number of shares of Common Stock of Parent up to a number of shares determined by multiplying your then-current Base Salary by 20% (e.g. $325,000 X 20% = 65,000 shares). Any such award shall be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement.

Except only as expressly required by applicable employment standards legislation, as amended, or expressly required by the terms of this Agreement or the Option Agreement, as of the Termination Date, there shall be no further awards of or vesting of stock options, restricted stock units, or other equity-based compensation, and any unvested stock options, restricted stock units, or other equity-based compensation shall immediately be cancelled and terminate, and you waive any entitlement to damages in lieu thereof whether pursuant or attributable to any common law notice period or otherwise.

3.6       Stock Options in the Event of a Change in Control

Subject to the terms and conditions of the Option Agreement, in the event that as of the date of a Change in Control, you hold unvested shares subject to the Option, such unvested shares shall immediately vest and be exercisable in accordance with the terms and conditions of the Option Agreement.

3.7       Reimbursement for Expenses

As of the Effective Date, the Company agrees to reimburse you for reasonable travelling and other expenses incurred in the course of employment. For all such expenses, you will be required to keep proper accounts and to furnish such statements and vouchers to the Company in accordance with the Company’s expense reimbursement policies in effect from time to time.

3.8       Vacation

During the Term of Employment, you will be entitled to 20 working days’ vacation per calendar year, pro-rated for any partial year of employment. On your five-year anniversary you will be entitled to 25 working days’ vacation per calendar year, beginning on January 1 of the calendar year immediately following your five-year anniversary. The Company reserves the right to request that vacations be scheduled so as not to conflict with business needs. While you must take at least your minimum statutory entitlement to vacation (if any) each year, any unused vacation balance remaining at calendar year end in excess of any applicable minimum statutory vacation entitlements may be carried over into the subsequent calendar year to a cumulative maximum not exceeding 40 working days of vacation. Subject to applicable employment standards legislation, any vacation carried over in excess of 40 days will be forfeited.

Employee shall be entitled to paid holidays offered by the Company to its employees from time to time. You also will be entitled to any other paid time off (excluding vacation) or leave benefits made available by the Company to its similarly situated executives from time to time or required by applicable law.

3.9       Benefits

During the Term of Employment, you will be eligible to participate in all group medical, prescription drug, dental, vision and life insurance benefits as are made available by the Company to its executives from time to time. You hereby acknowledge that coverage under any benefit plan, or alternate plan arrangement as agreed upon in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.

Article 4 Intellectual Property Rights

4.1       Obligation of Confidentiality

You understand and agree that in the course of your employment with the Company, both before and after the Effective Date, you have obtained and will obtain knowledge of and access to Confidential Information. You agree that unless the Company otherwise agrees in writing or except as required by law or disclosed pursuant to a confidential disclosure agreement executed by the Company and the recipient:

4.1.1	you will keep all Confidential Information learned or acquired by you, disclosed to you or developed by you, as a result of or in connection with or during the course of your employment by the Company, whether before or after the Effective Date, strictly confidential;

4.1.2	all Confidential Information shall, as between you and the Company, be and remain the property of the Company; and

4.1.3	you will not at any time, during or after your employment with the Company, disclose any Confidential Information to any Person other than the Company, or use any Confidential Information for your benefit or the benefit of any Person other than the Company.

The above obligations with respect to Confidential Information shall not apply to Confidential Information which has become available to the general public through no fault of your own or that you are required to disclose pursuant to law or regulation, so long as you provide advance written notice to the Company of any such required disclosure and provide the Company with the opportunity to contest any such disclosure. You acknowledge that no license under any trademark, patent, copyright, or any other intellectual property right, now existing or hereafter acquired or created, is either granted or implied by the disclosure of Confidential Information to you.

4.2       Disclosure of Work Product

You agree to promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with the Company or any Affiliate of the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company, you will immediately deliver to the Company all Work Product. You further agree that all Work Product shall at all times be the Confidential Information of the Company.

4.3       Assignment of Rights

You acknowledge that all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. You will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, your entire right, title and interest in and to all Work Product and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, copyrights, trademarks, and applications filed therefore and other registrations granted thereon, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof. To the extent that you retain or acquire legal title to any such rights and interests, you hereby grant to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sublicensable right and license to exploit, exercise and otherwise use such Work Product as though Company were the only owner of such Work Product. You agree that the Company’s rights hereunder shall attach to all Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company’s rights hereunder shall extend to every country of the world.

4.4       Moral Rights

You hereby irrevocably waive in whole all moral rights and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain, the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Work Product as the Company sees fit in its absolute discretion.

4.5       Goodwill

You hereby agree that all goodwill you have established or may establish with Key Contacts relating to the business or affairs of the Company or any Affiliate of the Company, both before and after the Effective Date, shall, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

4.6       Assistance

You hereby agree to assist the Company, at the Company’s request and expense, both during your Term of Employment and after termination of your Term of Employment for any reason whatsoever, in:

4.6.1	making patent applications for any Work Product, including instructions to lawyers and/or patent agents as to the characteristics of such Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favor of the Company for such applications;

4.6.2	making applications for all other forms of intellectual property registration relating to any Work Product;

4.6.3	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

4.6.4	registering, maintaining, defending, and enforcing the patents and other intellectual property registrations relating to your Work Product.

You hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, coupled with an interest, to act for and on your behalf to execute and file any document and to do all other lawfully permitted acts to further the intent of this Section 4 with the same legal force and effect as if executed by you.

4.7       Assistance with Proceedings

You further agree to lend such assistance as you can, at the Company’s request and expense in connection with any enforcement of the Company’s intellectual property rights or defense to an allegation of infringement of another Person’s intellectual property rights, invalidity proceedings respecting, opposition to, or intervention regarding any applications for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.8       Trade Secrets

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, you acknowledge and understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Article 5 Conflicts and Restrictive Covenant

5.1       Disclosure of Conflicts of Interest

During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

5.1.1	the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any Affiliate of the Company or any Key Contact;

5.1.2	every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Company or any Affiliate of the Company, or your duties and obligations under this Agreement; and

5.1.3	the nature and extent of any conflict referred to in Sections 5.1.1 and 5.1.2.

5.2       Avoidance of Conflicts of Interest

You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 5.1 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 5.1. During your employment with the Company, you shall not enter into any agreement, arrangement or understanding with any other Person that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not prior to the Effective Date entered into any such agreement, arrangement or understanding.

5.3       Restrictive Covenant

During the Term of Employment and for a period of 6 months thereafter for Sections 5.3.1 and 5.3.2, and a period of 18 months thereafter for Section 5.3.3, regardless of the reason for such termination, you will not, either alone or in partnership or in conjunction with any Person, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly:

5.3.1	in the same or substantially similar capacity as you performed for the Company, carry on or be engaged in, or advise, or give financial assistance to, any business, enterprise or undertaking within the United States of America and its territories and possessions (the “Restricted Territory”) that:

1.	is involved in the business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

2.	competes with the Company with respect to any aspect of the Business; provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

5.3.2	agree to be employed, in the same or substantially similar capacity as you performed for the Company, within the Restricted Territory by any Person that was a Key Contact (but in any case, with whom you have had business contact during the two years prior to the termination of the Term of Employment, or with whom you have had business contact in the course of your employment with the Company if less than 24 months) for any business purpose that is competitive with the Business; or

5.3.3	solicit, divert, entice or take away from the Company or any Affiliate of the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company or any Affiliate of the Company, or any Person that was an employee or contractor of the Company or any Affiliate of the Company (but in any case, with whom you have had business contact during the 24 months prior to the termination of the Term of Employment, or with whom you have had business contact in the course of your employment with the Company if less than 24 months) to terminate, discontinue or alter to the detriment of the Company, his, her or its employment relationship with the Company or its Affiliates.

5.4         Provisions Reasonable

You hereby acknowledge and agree that:

5.4.1	during the course of your employment by the Company, you will acquire knowledge of, and you will come into contact with, initiate and established relationships with Key Contacts, and that in some circumstances you may be the senior or sole representative of the Company or any Affiliate of the Company dealing with such Persons; and

5.4.2	in light of the foregoing, the provisions of Section 5.3 (Restrictive Covenant) are reasonable and necessary for the proper protection of the business, property and goodwill of the Company, including trade secrets and confidential information, and the Business and any Affiliate of the Company.

5.5         Right to Use Employee’s Name and Likeness

During the Term of Employment, you hereby grant to the Company the right to use your name, likeness and/or biography in connection with services performed by you under this Agreement and in connection with the advertising or exploitation of any project with respect to which you perform services for the Company.

Article 6 Termination

6.1         Termination by Employee

You may resign from your position at any time, but only by giving the Company at least 30 days prior written notice of the effective date of your resignation (the “Notice Period”). On the giving of any such notice, the Company may accelerate your resignation, in lieu of the Notice Period or any part thereof, by notice in writing to you and payment to you of any compensation and continuation of benefits due to you for the balance of the 30-day Notice Period pursuant to this Agreement, less applicable statutory deductions.

6.2        Termination by Company Without Cause

The Company may terminate your employment at any time without Cause (as defined below) in accordance with the terms set out in this Agreement and by giving you written notification of termination. In the event that your employment is so terminated, you will have the common law duty to mitigate your damages.

6.3         Consequences of Termination Without Cause Unrelated to a Change in Control Or Resignation for Good Reason

Subject to Section 6.4, if your employment by the Company is terminated by the Company without Cause unrelated to a Change in Control or you resign with Good Reason, the Company shall provide you with (i) a lump sum cash amount equal to 25% of your then current Base Salary plus 25% of your prior year’s Annual Bonus (if any); and (ii) provided that you have been employed by the Company for a minimum of 3 consecutive years beginning on the Effective Date, a lump sum cash amount equal to l/12th of your then current Base Salary multiplied by a number equal to your number of full years of employment with the Company, provided that you execute and deliver a release of claims in favor of the Company in a form satisfactory to the Company. Any amount due and payable under this Section 6.3 shall be paid no later than thirty (30) days following your termination of employment by the Company without Cause or by you with Good Reason. Other than as provided in this Section and Section 6.7, you will not be entitled to any additional notice, pay in lieu of notice, severance or other payments whether pursuant to the common law or otherwise upon termination of your employment without Cause unrelated to a Change in Control or resignation for Good Reason pursuant to this Section 6.3. For purposes of this Agreement, “Good Reason” means, without your advance consent, (a) decrease in your Base Salary or target percentage for Annual Bonus, other than any across-the- board decrease of Base Salary or target percentage for Annual Bonus applied to similarly- situated employees; or (b) relocation of your primary work location resulting in a commuting distance increase of 50 miles . This Agreement may only be terminated for Good Reason if: (a) you provide written notice to the Company of any action defined as Good Reason within fifteen (15) days of the date on which such action first occurs; (b) you provide the Company with thirty (30) days to remedy such action (the “Cure Period”); (c) the Company fails to remedy such action within the Cure Period; and (d) you resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any action that is remedied by the Company within the Cure Period.

6.4         Consequences of Termination Without Cause After a Change in Control

If your employment by the Company is terminated by the Company at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control, or within the thirty (30) day period prior to the date of the consummation of a Change in Control where such Change in Control was under consideration by the Board at the time of your termination, then the following terms shall apply in substitution of the provisions in Section 6.3 above:

6.4.1	the Company shall provide you with (i) a lump sum cash amount equal to 50% of your then current Base Salary plus 50% of your prior year’s Annual Bonus (if any); and (it) provided that you have been employed by the Company for a minimum of 3 consecutive years beginning on the Effective Date, a lump sum cash amount equal to l/12th of your then current Base Salary multiplied by a number equal to your number of full years of employment with the Company, provided that you execute and deliver a release of claims in favor of the Company in a form satisfactory to the Company. Any amount due and payable under this Section 6.4.1 shall be paid no later than thirty (30) days following your termination of employment by the Company without Cause.

Other than as provided in this Section and Section 6.7 below, you will not be entitled to any additional vesting, notice, pay in lieu of notice, severance or other payments whether pursuant to the common law or otherwise upon termination of your employment without Cause after a Change in Control pursuant to this Section 6.4.

6.5       Termination in the Event of Death or Disability

Your employment shall terminate immediately upon your death. The Company may terminate your employment due to your Disability at any time upon written notice. If this Agreement terminates due to death or Disability, the Company shall pay you or your estate, as applicable, any amounts which may be due per the terms of this Agreement and remaining unpaid at the time of the termination of employment, including Base Salary earned through the last day of employment and Annual Bonus considered earned on or before the last day of employment. “Disability” means physical or mental illness or injury, which prevents you from performing your material duties, with or without reasonable accommodation, for a period of ninety (90) calendar days during any twelve (12) month period.

6.6       Termination by Company for Cause

Notwithstanding any other provision in this Agreement, the Company may at any time summarily terminate your employment, without any obligation to provide notice or pay in lieu of notice, for “Cause”, in which case you will only be entitled to receive Base Salary earned through the last day of employment and benefits in accordance with the applicable plan documents. In this Agreement, “Cause” means any of the following:

6.6.1	commission of theft, embezzlement, fraud, obtaining funds or property under false pretenses or similar acts of misconduct with respect to the property of the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors;

6.6.2	oral or written representations made by you to the Company or any Affiliate of the Company with the intent to deceive or mislead; commission of an act of malfeasance, dishonesty or breach of trust against the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors, including a material breach by you of any of your covenants or obligations under Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest) or Section 5.3 (Restrictive Covenant);

6.6.3	the entering of a guilty plea by you or your conviction for a serious criminal offence which impacts adversely on the Company or any Affiliate of the Company; or

6.6.4	repeated and continued failure to fulfill your duties or obligations of employment; your breach of any material obligations and covenants under this Agreement; your material violation of any written Company policy, including those set forth in any employee handbook or manual; or your use of illegal drugs or your abuse of alcohol or prescription drugs which impacts your job performance.

Termination for such “Cause” shall only occur if you have been given written notice of such failure to fulfill your duties or obligations and you have failed to cure any such failure(s) within thirty (30) days. In the event the Company dismisses you for cause pursuant to this Section 6.6 and, subsequently, a court or arbitrator rules that the Company did not have cause, you hereby agree that you will only be entitled to damages in an amount equal to the compensation that would have been due to you had the Company terminated your employment pursuant to Section 6.3 (Consequences of Termination Without Cause), less any amounts earned by you in mitigation, excluding any remedies available under statute or common law for claims related to discrimination, wrongful discharge or retaliation; provided that you choose not to execute a release of claims in exchange for the payments due to you in the event of a Termination Without Cause.

6.7       Termination Date and Full Satisfaction

“Termination Date” means the earlier of: (i) the date on which you are notified in writing by the Company of the termination of your employment for any reason, and (ii) the date on which you notify the Company of your resignation from employment for any reason, but in any case, without regard to any payment or notice period to which you might then be entitled.

It is agreed that as a result of the termination of your employment, for any reason, you shall not be entitled to any notice, fee, salary, severance or other payments, benefits or damages in excess of what is specified or provided for in Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change in Control or Resignation for Good Reason), Section 6.4 (Consequences of Termination Without Cause After a Change in Control), Section 6.5 (Death and Disability) and Section 6.6 (Termination by Company for Cause), whichever is applicable, except that you shall receive all Base Salary, earned Annual Bonus, and other amounts, if any, which are then due and owed to you as of the Termination Date, in addition to any accrued but unpaid vacation pay and any other minimum entitlements expressly required to be provided to you by applicable employment standards legislation; provided that nothing in this Agreement is intended to provide you with a right to any unearned, prorated Bonus payment in the event of a Termination for Cause or Termination by Employee (without Good Reason). Payment of any amounts pursuant to Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change in Control or Resignation for Good Reason), Section 6.4 (Consequences of Termination Without Cause After a Change in Control), Section 6.5 (Death and Disability) and Section 6.6 (Termination by Company for Cause) shall be subject to the withholding of all applicable statutory deductions by the Company. You will be required to execute a standard release of claims document in a form satisfactory to the Company in order to receive any payments in excess of those required by applicable employment standards legislation.

Article 7 General

7.1       Agreement Confidential

Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory or securities requirement.

7.2       Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

7.3       Counterparts

This Agreement may be executed in several counterparts (including by fax or electronic transmission), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

7.4       Entire Agreement

The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. You further acknowledge and agree that you have not relied on any representation made by the Company, or any of its employees or agents, except as specifically set out in this Agreement. In the event of a conflict between the terms of this Agreement and the Option Agreement, the Option Agreement shall control.

7.5       Further Assurances

Each of the parties hereto will, on demand by the other party hereto, execute and deliver all such further documents and instruments and do all such further acts and things as the party may either before or after the execution and delivery of this Agreement reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

7.6       Governing Law

This Agreement shall be construed and enforced in accordance with and be governed by and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflicts of law. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be instituted only in the federal courts of the United States of America or the courts of the State of New York in each case located in New York County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

7.7       independent Legal Advice

You acknowledge and agree that the Company has given you the opportunity to seek, and has recommended that you obtain, independent legal advice with respect to the subject matter of this Agreement and, further, you hereby represent and warrant to the Company that you have either sought independent legal advice or have waived your right to obtain such advice.

7.8       Injunctive Relief

You acknowledge and agree that any breach or threatened breach of any of the provisions of, Article 4 (Intellectual Property Rights), Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest), Section 5.3 (Restrictive Covenant), or Section 7.9 (Non-Disparagement) could cause irreparable damage to the Company, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach without posting bond or initially proving actual damages. It is further acknowledged and agreed that the remedies of the Company specified in this Section 7.8 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that ail such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

7.9       Non-Disparagement

You shall not, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) to any Person regarding the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors (or the terms of any agreement or arrangement of the Company) or regarding your relationship with the Company or any termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of the Company, any Affiliate of the Company, a Key Contact, or any of their respective directors, officers, employees or contractors.

7.10       Notice

Any notice or other communication required or contemplated to be given hereunder must be in writing and shall be deemed effective when personally delivered or on the day following the sending when sent by facsimile transmission, addressed to the appropriate party as set forth below:

If to the Employee:

Jessica Jensen

19 Mirror Lake Dr.

Mirror Lake, NH 03852

If to the Company:

POINT Biopharma USA Inc.

4850 West 78th St.

Indianapolis, Indiana 46268

Attention: CEO, Joe McCann

With a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: Curtis Capeling

7.11       Publicity

You shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or Confidential Information.

7.12       Severability

If any provision of this Agreement is determined to be void, illegal or unenforceable, such provision will be construed to be separate and severable from this Agreement and will not impair the validity, legality or enforceability of any other provision of this Agreement and the remainder of this Agreement will continue to be binding on the parties hereto as if such provision had been deleted. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such court shall have the authority under this Agreement to rewrite or reform the restriction(s) at issue to achieve this intent, and such provision(s) shall be deemed to be written, construed, and enforced as so limited.

7.13       409A

It is intended that all terms and payments under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All terms and provisions of this Agreement will be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A. Any payment due under this Agreement within a period following Employee’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A. By accepting this Agreement, Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Employee for any violation of Section 409A made by the Employee that may occur in connection with this Agreement.

7.14       Surviving Obligations

Upon termination of this Agreement for any reason, any obligations which by their terms or nature, must extend beyond the date of termination to be effective shall survive termination of t is Agreement. Without limiting the foregoing, your obligations under Article 4 (Intellectual Property Rights), Section 5.3 (Restrictive Covenant), Section 5.4 (Provisions Reasonable), Article 6 (Termination), and Article 7 (General) shall survive and remain in full force and effect following the termination of this Agreement.

7.15       Waiver

Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

7.15       Acceptance

If the foregoing terms and conditions are, are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Yours truly,

POINT Biopharma USA Inc.

Per:	/s/ Joe McCann, CEO

Authorized Signatory

Acknowledged and Agreed:

I acknowledge that I have had sufficient time to thoroughly review this agreement and obtain the advice that I deem appropriate regarding its terms and conditions. I have read, understand and voluntarily accept employment with POINT Biopharma USA inc. on the terms and conditions set out above.

July 19, 2020	/s/ Jessica Jensen
Jessica Jensen

Exhibit 1.1.5: Description of the Business

The Company is a clinical stage pharmaceutical company focused on the development and commercialization of radiotherapeutics and theranostic products. The company will compete in therapeutic categories related to the use of radiotherapeutics and theranostic products in oncology.

Exhibit 2.1: Description of Duties – Executive Vice President, Clinical Development

The Executive Vice President, Clinical Development reports directly to the CEO and leads all clinical development activities, including Managing Biostatistics & Programing, Data Management, Clinical Imaging, Clinical Operations, & Clinical Science to support clinical development activities in US and Canada, and may include jurisdictions in Europe and the rest of the world. In this role you will make strategic decisions to achieve the Company’s stated development, business and financial objectives.

ESSENTIAL DUTIES AND RESPONSIBILITIES

•	Design, oversee and execute on clinical and regulatory strategy
•	Serve as the clinical lead in FDA meetings and Regulatory document preparation including Information Packages, Clinical Study Reports and clinical NDA content (e.g. ISS, SCS, ISE, SCE, SAP)
•	Oversee clinical research resourcing including consultants, CROs and other vendors to ensure optimization and effectiveness of clinical program deliverables within allocated budgets
•	Lead Investigator Meetings, Steering Committee and Advisory Board meetings to gain strategic input into study design, data analysis and patient/physician needs
•	Set and manage the annual clinical budget
•	Set the clinical development road map and associated budgets
•	Lead KOL engagement to incorporate current concepts and direction within clinical programs
•	Support commercialization and launch activities of product candidates
•	With the leadership team, create and deploy the Company’s vision and mission and short- and long-term objective and strategies
•	Develop high quality business strategies and plans ensuring their alignment with short-term and long-term objectives
•	Work with the leadership team to develop the corporate objectives to achieve the Company’s goals
•	Create an environment that promotes great performance and positive morale Maintain an awareness of the competitive market landscape, expansion opportunities and industry developments
•	Ensure that the Company maintains high social responsibility and ethics wherever it does business
•	Assess risks to the Company and ensures they are monitored and minimized Build alliances and partnerships with other organizations, key partners and stakeholders and act as a point of contact for important partners Represent the Company as required, including attendance of important functions, industry events and public meetings
•	Provide timely, accurate and complete reports on the business to the CEO, and the Board, as requested by the CEO

•	Select and maintain qualified personnel in all positions within your reporting line
•	As a HR steward, assure staff performance by coaching, counseling, mentoring, planning, monitoring and evaluating job performance

In collaboration with the CEO and CFO

•	Contribute and participate in the development, approval and management of short-term and long-range plans and budgets based upon broad organization goals and objectives
•	Negotiate and manage high level vendor contracts as needed

Corporate Operations

•	Foster a success-oriented and accountable environment within the organization
•	Represent the organization at community and industry functions and increase visibility of the organization within the communities it serves.
•	Ensure that all activities and operations are performed in compliance with Health regulators, local, provincial, and federal regulations and laws governing business operations
•	Maintain and foster a quality culture focused on GCP/ICH compliance and CFR standards, as applicable

Exhibit 2.3.5: Outside Activities

Lantheus Medical Imaging, Inc. related to clinical development activities in association with FDA approval of their 18F-DCFPyL compound

Evergreen Theragnostics, Inc. related to clinical development activities of an NDA submission of their 18F-FMISO compound.